                                                                       Exhibit 5

                                August 23, 1996

Board of Directors
Dairy Mart Convenience Stores, Inc.
One Vision Drive
Enfield, connecticut  06082

Gentlemen:

     We have acted as counsel to you in connection with the registration by Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company") of $13,500,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes Due 2004, Series B (the "Series B notes"), pursuant to the terms of an amended and restated indenture (the "Indenture") dated as of December 1, 1995, by and among the Company, First Bank National Association, as trustee (the "Trustee") and certain direct and indirect subsidiaries of the Company referred to below.
We have also acted as counsel to certain direct and indirect subsidiary corporations of the Company set forth on Exhibit A hereto which guaranteed the obligations of the Company under the Indenture (each such subsidiary corporation being referred to individually as a "Guarantor" and collectively as the "Guarantors," and the guarantee of each Guarantor being referred to as a "Guarantee" and collectively as the "Guarantees"). In connection with the registration of the Notes and the Guarantees, the Company and the Guarantors have filed a registration statement on Forms S-1 and S-2 (together will all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     As counsel to the Company and each of the Guarantors, and for the purposes hereof, we have reviewed the following: (i) the amended and restated certificate of incorporation of the Company, and the certificates of incorporation of each of the Guarantors, in each case as amended as currently in effect; (ii) the by-laws of the Company and each of the Guarantors, in each case as amended and as currently in effect; (iii) the minutes of the meetings of the respective Boards of Directors and any authorized committees of each of the Company and the Guarantors relating to the Company's issuance of the Notes and the Guarantees of the Guarantors; (iv) the Indenture; and (v) such other documents as we have deemed necessary in order to express the opinions contained herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


    In our examinations, we have assumed the genuineness of all signatures, the due execution of the Series B Notes, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. The opinions contained herein are also subject to the assumptions and limitations set forth in Exhibit B hereto.

     Based upon the foregoing, it is our opinion that:

     The Notes have been duly and validly authorized and issued as binding obligations of the Company, and the Guarantees have been duly and validly authorized and issued as binding obligations of the Guarantors, except that enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of the rights of creditors generally and except that enforcement of remedies and rights is subject to general principles of equity.

     The opinions expressed herein are limited to the laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the prospectus under the caption "Certain Legal Matters."

                                       Very truly yours,



                                       MINTZ, LEVIN, COHN, FERRIS,
                                       GLOVSKY AND POPEO, P.C.

RMC/mag

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.




                                   EXHIBIT A
                                   ---------


                                  GUARANTORS
                                  ----------

Dairy Mart East, Inc.                Dairy Mart Farms, Inc.

Dairy Mart, Inc.                     CONNA Corporation

The Lawson Company                   D.M. Insurance Limited

LMC, Inc.                            SNG of Southern Minnesota, Inc.

The Lawson Milk Company              Golden Stores, Inc.

Lakeside Wholesale, Inc.             Quick Shops, Inc.

Open Pantry Properties, Inc.         Remote Services, Inc.

Convenient Industries of
America, Inc.                        Oscar Ewing, Inc.

Convenient Gasoline, Inc.            CIA Food Marts, Inc.

Food Merchandisers,                  Dairy Mart Convenience Stores
Incorporated                         of Ohio, Inc.


                                   EXHIBIT B
                                   ---------


     This opinion is further subject to the following assumptions and limitations:

     (a) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

     (b) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

     (c) All parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Notes.

     We express no opinion as to the enforceability of any provision (i) restricting access to legal or equitable remedies and (ii) providing for non-judicial foreclosure or self-help remedies.

     As used herein, "general principles of equity" include, without limitation, principles:

     (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

     (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

     (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

     (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

     (e) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

     (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

     (g) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

     The opinions set forth herein do not address any of the following legal issues:

     (a) The statutes and ordinances, administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions, and judicial decisions to the extent that they deal with any of the foregoing;

     (b)  fraudulent transfer and fraudulent conveyance laws;

     (c)  Federal and state environmental laws and regulations;

     (d)  Federal and state land use and subdivision laws and regulations; and

     (e) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations.